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                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                      MICROS SYSTEMS, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                (Unaudited - in thousands, except per share data)


The following tables have been retroactively restated to reflect a two-for-one stock split approved by the Company's Board of Directors on April 29, 1998, for shareholders of record as of May 22, 1998:

                                                    Three Months Ended March 31,
                                                           1998          1997
                                                           ----          ----

Weighted-average number of common shares                  16,027        15,919
Dilutive effect of outstanding stock options                 727           419
                                                         -------       -------
Weighted-average number of common and common
 equivalent shares outstanding                            16,754        16,338
                                                         =======       =======
Net income                                               $ 5,849       $ 4,464
                                                         =======       =======
Net income per common and common
 equivalent share                                        $  0.35       $  0.27
                                                         =======       =======

                                                    Nine Months Ended March 31,
                                                           1998          1997
                                                           ----          ----

Weighted-average number of common shares                  16,014        15,909
Dilutive effect of outstanding stock options                 596           161
                                                        --------      --------
Weighted-average number of common and common
 equivalent shares outstanding                            16,610        16,070
                                                        ========      ========
Net income                                              $ 13,481      $ 10,802
                                                        ========      ========
Net income per common and common
 equivalent share                                       $   0.81      $   0.67
                                                        ========      ========